UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 23, 2011

QUALITY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

CALIFORNIA	001-12537	95-2888568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

18111 Von Karman, Suite 700

Irvine, California 92612

(Address of Principal Executive Offices)

(949) 255-2600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 27, 2011, the Board of Directors approved a 2-for-1 stock split of the Company’s common stock and a proportional increase in the number of Company common shares authorized from 50 million to 100 million. The stock split was effective on October 26, 2011 before trading began on October 27, 2011. As a result, the Company’s issued and outstanding common stock increased from approximately 29.0 million to approximately 58.1 million shares. The par value of the common stock was not affected by the stock split and remains at $0.01 per share. Consequently, on the Company’s balance sheet, the aggregate par value of the issued common stock was increased by reclassifying the par value amount of the added shares of common stock from Additional Paid-in Capital.

SELECTED FINANCIAL DATA

The following selected financial data with respect to our consolidated statements of income data for each of the five years in the period ended March 31, 2011 and the consolidated balance sheets data as of the end of each such fiscal year are derived from our audited consolidated financial statements. The following information should be read in conjunction with our consolidated financial statements and the related notes thereto, our independent registered public accounting firms’ reports thereon and the other financial information included in Item 8 and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended March 31, 2011, which remain unchanged except that share and per share information for all periods has been revised to reflect the Company’s 2-for-1 stock split of its outstanding common stock effective October 26, 2011. The selected data in this section is not intended to replace the consolidated financial statements included in that report, except that share and per share information for all periods has been revised to reflect the 2-for-1 stock split.

The revised selected financial data table is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Part II Item 6. Selected Financial Data

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 23, 2011

QUALITY SYSTEMS, INC.

By:	/s/ Paul Holt
Paul Holt
Chief Financial Officer

EXHIBITS ATTACHED TO THIS REPORT ON FORM 8-K

Exhibit No.	Description

99.1	Part II Item 6. Selected Financial Data